Second Quarter 2020 Earnings Conference Call Kelly King - Chairman & CEO Daryl Bible - CFO JULY 16, 2020

Forward-Looking Statements

This presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "would," "could" and other similar expressions are intended to identify these forward-looking statements. In particular, forward looking statements include, but are not limited to, statements we make about: (i) Truist's future liquidity position and access to funding sources, (ii) medium term performance targets relating to return on tangible common equity, efficiency ratios and capital ratios, (iii) the timing of anticipated events related to the core banking systems conversion, the amount of expense savings to be realized from the merger and the timing of such realization, and (iv) projections of future dividends.

Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding Truist's business, the economy and other future conditions. Such statements involve inherent uncertainties, risks and changes in circumstances that are difficult to predict. As such, Truist's actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019, Item 1A-Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in Truist's subsequent filings with the Securities and Exchange Commission:

- risks and uncertainties relating to the merger of BB&T and SunTrust ("Merger"), including the ability to successfully integrate the companies or to realize the anticipated benefits of the Merger;
- expenses relating to the Merger and integration of heritage BB&T and heritage SunTrust;
- deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
- changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, which could adversely affect Truist's revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
- volatility in mortgage production and servicing revenues, and changes in carrying values of Truist's servicing assets and mortgages held for sale due to changes in interest rates;
- management's ability to effectively manage credit risk;
- inability to access short-term funding or liquidity;
- loss of client deposits, which could increase Truist's funding costs;
- changes in Truist's credit ratings, which could increase the cost of funding or limit access to capital markets;
- additional capital and liquidity requirements that will result from the Merger;
- regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist's business activities, reputational harm, or other adverse consequences;
- risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
- failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions;
- risks relating to Truist's role as a servicer of loans, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in Truist's servicing fee, or a breach of Truist's obligations as servicer;
- negative public opinion, which could damage Truist's reputation;
- increased scrutiny regarding Truist's consumer sales practices, training practices, incentive compensation design and governance;
- competition from new or existing competitors, including increased competition from products and services offered by non-bank financial technology companies, may reduce Truist's client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist's businesses or results of operations;
- Truist's ability to introduce new products and services in response to industry trends or developments in technology that achieve market acceptance and regulatory approval;
- Truist's success depends on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements Truist's operations and integration activities could be adversely impacted. This could be exacerbated as Truist continues to integrate the management teams of heritage BB&T and heritage SunTrust, or if the organization is unable to hire and retain qualified personnel;
- legislative, regulatory or accounting changes may adversely affect the businesses in which Truist is engaged;
- evolving regulatory standards, including with respect to capital and liquidity requirements, and results of regulatory examinations, may adversely affect Truist's financial condition and results of operations;
- accounting policies and processes require management to make estimates about matters that are uncertain;
- general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit or asset growth, a deterioration in credit quality or a reduced demand for credit, insurance or other services;
- risk management measures and management oversight functions may not identify or address risks adequately;
- unfavorable resolution of legal proceedings or other claims or regulatory or other governmental investigations or inquiries could result in negative publicity, protests, fines, penalties, restrictions on Truist's operations or ability to expand its business or other negative consequences, all of which could cause reputational damage and adversely impact Truist's financial condition and results of operations;
- competitors of Truist may have greater financial resources or develop products that enable them to compete more successfully than Truist and may be subject to different regulatory standards than Truist;
- failure to maintain or enhance Truist's competitive position with respect to technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or are not rolled out in a timely manner or for other reasons, may cause Truist to lose market share or incur additional expense;
- fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect or mitigate;
- operational or communications systems, including systems used by vendors or other external parties, may fail or may be the subject of a breach or cyber-attack that, if successful, could adversely impact Truist's financial condition and results of operations;
- security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist's employees and clients, malware intrusion or data corruption attempts, and identity theft could result in the disclosure of confidential information, adversely affect Truist's business or reputation or create significant legal or financial exposure;
- the COVID-19 pandemic has disrupted the global economy, and continuation of current conditions could adversely affect Truist's capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase Truist's allowance for credit losses, impair collateral values, cause an outflow of deposits, result in lost revenue or additional expenses, result in goodwill impairment charges, the impairment of other financial and nonfinancial assets, and increase Truist's cost of capital;
- natural or other disasters, including acts of terrorism and pandemics, could have an adverse effect on Truist, including a material disruption of Truist's operations or the ability or willingness of clients to access Truist's products and services;
- widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties could adversely impact Truist's financial condition and results of operations; and
- depressed market values for Truist's stock and adverse economic conditions sustained over a period of time may require a write down to goodwill.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.

TRUIST

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Non-GAAP Information This presentation contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Truist’s management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Company believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non- GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this presentation: Adjusted Efficiency Ratio - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk. Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets. Adjusted Diluted EPS - The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Adjusted Operating Leverage - The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Performance Ratios - The adjusted performance ratios are non-GAAP in that they exclude merger-related and restructuring charges, selected items and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. Truist's management uses these measures in their analysis of the Corporation's performance. Truist's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Insurance Holdings Adjusted EBITDA - EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger- related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Allowance for Loan and Lease Losses and Unamortized Fair Value Mark, and Allowance for Credit Losses and Unamortized Fair Value Mark, as a Percentage of Gross Loans and Leases - Allowance for loan and lease losses and unamortized fair value mark, and allowance for credit losses and unamortized fair value mark, as a percentage of gross loans and leases are non-GAAP measurements of credit reserves that are calculated by adjusting the ALLL or ACL, and loans and leases held for investment by the unamortized fair value mark. Truist's management uses these measures to assess loss absorption capacity. Selected items affecting results are included on slide 7. 3

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Living Our Purpose Inspire and Build Better Lives and Communities Serving our communities Addressing racial and social inequity ▪ Doubled our Truist Cares philanthropic pledge to $50 million to ▪ Expanding our efforts to advance equity, economic rebuild communities impacted by the pandemic empowerment and education for our clients, communities • Bringing technology services and devices to rural and urban and teammates communities that need it most ▪ Observed Juneteenth holiday • Funding community development financial institutions ▪ Hosted more than 200 “Days of Understanding” sessions to providing access to capital and technical assistance for date, with more scheduled this year, that are designed to women and minority-owned businesses and small businesses encourage bold dialogue on real-world topics in an open, with fewer than 10 employees trusting environment ▪ Continuing the onUp Movement, which has provided nearly 6 ▪ Scheduled virtual town hall meetings and discussion forums million people with tools to promote financial confidence for teammates to share candid, personal experiences ▪ Since 2009, we have completed more than 12,000 community ▪ Rolled out unconscious bias training for teammates and service projects, provided more than 700,000 volunteer hours, executive leadership, with plans to host 50 sessions in the and helped change the lives of more than 18 million people second half of the year ▪ Reached more than 1 million high school students through our Financial Foundations program ▪ Since the merger of equals, provided $462 million in financing to support 2,213 affordable housing units and creating ~1,500 new jobs across the Truist footprint 55

2Q20 Highlights Summary Income Statement ($ MM) 2Q20 Asset Quality and Capital 2Q20 1 Total taxable-equivalent revenue $5,902 Nonperforming assets as a % of total assets 0.25% Provision for credit losses 844 Net charge-offs as a % of average loans and leases 0.39% Income before income taxes 1,149 Common equity tier 1 capital ratio (CET1)4 9.7% Net income 958 Key Points Net income available to common shareholders 902 ▪ Strong core financial performance with $1.1 billion of adjusted net income or $0.82 per diluted share, yielding an adjusted ROTCE of Adjusted net income available to common shareholders2,3 1,111 14.17% and adjusted efficiency of 55.8% ▪ Margin compression impacted net interest income, partially offset GAAP / 2,3 2Q20 Performance Metrics Unadjusted Adjusted by an 8.1% sequential quarter increase in average earning assets ▪ Asset quality remained relatively stable; ratios tempered by Diluted earnings per share $0.67 $0.82 CARES Act relief ▪ Provision for credit losses was $844 million given the stressed Return on average assets 0.75% 0.91% economic environment Return on average common equity 5.90% 7.26% ▪ Fee income benefited from robust capital markets and residential mortgage performance as well as record insurance income Return on average tangible common equity2 11.83% 14.17% ▪ Continued expense discipline on a core basis ▪ Strong capital and liquidity levels; CET1 ratio increased by 0.4% to Efficiency ratio 66.1% 55.8% 9.7% at 6/30/20 1 Composed of taxable-equivalent net interest income and noninterest income 2 See non-GAAP reconciliations in the attached appendix 3 Excludes merger-related and restructuring charges, incremental operating expenses related to the merger and other items noted on slide 7 4 Current quarter regulatory capital information is preliminary 6

Selected Items Affecting 2Q20 Results Item Pre-Tax After-Tax Diluted EPS Impact ($ MM, except per share impact) Securities gains $300 $230 $0.17 Loss on extinguishment of debt $(235) $(180) $(0.13) Merger-related and restructuring charges $(209) $(160) $(0.12) Incremental operating expenses related to the merger1 $(129) $(99) $(0.07) 1 Includes costs not classified as merger-related and restructuring charges that are also excluded from adjusted disclosures. Refer to the non-GAAP disclosures in the Appendix. 7

Loans & Leases

Average Loans & Leases HFI & Loan Yields


$124,269
$171,268
5.02%
$123,215
$193,465
4.21%
1Q20
2Q20
Commercial LHFI ($ MM)
Consumer LHFI ($ MM)
Loans HFI yield (%)

Key Points

- Average loans and leases increased $20.6 billion sequentially driven by commercial loan growth
  - C&I loans increased $21.2 billion, reflecting line draws late in 1Q20 as clients built liquidity in response to COVID-19, as well as PPP loan funding in 2Q20
    - More than 80% of COVID-related line draws have been repaid
    - Truist was the third largest lender of PPP loans based on gross funding
  - Consumer loans decreased slightly in the stressed economic environment
    - Decrease in residential mortgages due to refinance activity, underwriting changes and overall decreased demand for consumer lending products
    - Increase in indirect other loans due to demand for loans to finance recreational and power sports equipment
- End of period loans and leases down compared to 3/31/20

Loans & Leases Held for Investment ($ MM)

Average balances	**1Q20**	**2Q20**	**Linked Quarter Change**
Commercial:			
Commercial and industrial	$131,743	$152,991	$21,248
CRE	27,046	27,804	758
Commercial construction	6,409	6,748	339
Lease financing	6,070	5,922	(148)
Consumer:			
Residential mortgage	52,993	52,380	(613)
Residential home equity and direct	27,564	27,199	(365)
Indirect auto	24,975	24,721	(254)
Indirect other	10,950	11,282	332
Student	7,787	7,633	(154)
Credit card	5,534	4,949	(585)
Total loans & leases held for investment	**$301,071**	**$321,629**	**$20,558**

TRUIST

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Deposits Average Deposits & Costs Deposits ($ MM) Linked $370,818 Average balances 1Q20 2Q20 Quarter $334,649 Change 0.70% Noninterest-bearing deposits $93,135 $113,875 $20,740 0.32% Interest checking 85,008 97,863 12,855 0.51% Money market and savings 120,936 126,071 5,135 0.22% 1Q20 2Q20 Time deposits 35,570 33,009 (2,561) Total deposits ($ MM) IBD cost (%) Total deposits $334,649 $370,818 $36,169 Total deposit cost (%) Key Points ▪ Continue to benefit from a flight to quality ▪ Average deposits increased $36.2 billion quarter over quarter, led by strong growth in noninterest-bearing deposits and interest checking as clients deposited proceeds from line draws, PPP loans and other stimulus programs • Business accounts drove 80% of the growth in DDA ▪ Average deposit mix for 2Q20 consisted of 30.7% noninterest-bearing, 26.4% interest checking, 34.0% money market and savings and 8.9% time deposits ▪ The cost of average total deposits and average interest-bearing deposits decreased 29 bps and 38 bps to 22 bps and 32 bps, respectively 9

Net Interest Income and Interest Rate Sensitivity


Net Interest Income and Margin
$3,687
3.58%
3.06%
$3,479
3.13%
2.67%
1Q20
2Q20
Net interest income TE ($ MM)
Reported NIM (%)
Core NIM (%)


Change in Net Interest Income[1]
-1.44%
-3.86%
-1.24%
-2.11%
+2.00%
+1.84%
+2.56%
+2.39%
Down 50
Down 25
Up 50
Up 100
At 3/31/20
At 6/30/20

Key Points

- Reported NIM for 2Q20 was 3.13%, down 45 bps vs. 1Q20 due to declines in both core NIM and purchase accounting accretion (6 bps decrease in PAA)
- Core NIM was 2.67%, down 39 bps vs. 1Q20
  - Excess reserves held at the Fed reduced NIM by 10 bps
  - COVID-19 related deferred interest reduced NIM by 5 bps
- Actions taken to support net interest income and net interest margin moving forward
  - Terminated $20 billion of FHLB advances resulting in a loss on early extinguishment of debt of $235 million
  - Instituted rate floors for significant portion of new LIBOR and Prime-based commercial loan originations and renewals beginning in 2Q
- NII sensitivity moderated in view of higher fixed rate investment securities and lower fixed rate FHLB advances as well as lower benchmark interest rates mitigating down rate scenarios

1 Market rate increase or decrease scenarios assume a ramped, parallel 25 basis point change per quarter in market interest rates and that market rates floor at 0

TRUIST

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Noninterest Income

Noninterest Income & Fee Income Ratio



$1,961
34.9%
$2,423
41.3%
1Q20
2Q20
Noninterest income ($ MM)
Fee income ratio (%)

Key Points

- Noninterest income increased $462 million sequentially; 2Q20 results include $300 million in securities gains arising from the sale of non-agency MBS in June
- When excluding the securities gains, noninterest income increased $160 million driven by strong capital market and residential mortgage performance as well as record insurance income
  - Trading income increased $148 million due to strong core trading income in 2Q20 and elevated counterparty reserves in the prior quarter
  - Residential mortgage income benefited from higher lock volume and gain on sale margins, yielding a $96 million quarter over quarter increase
- These favorable changes were partially offset by:
  - Lower service charges on deposits driven by reduced NSF and overdraft incident rates as well as COVID-related refunds
  - Lower transaction volume due to reduced consumer spending
  - Lower wealth management income driven largely by market devaluation

Noninterest Income ($ MM)

	1Q20	2Q20	Linked Quarter Change
Insurance income	$549	$581	$32
Service charges on deposits	305	202	(103)
Wealth management income	332	289	(43)
Card and payment related fees	187	171	(16)
Residential mortgage income	245	341	96
Investment banking and trading income	118	274	156
Operating lease income	77	83	6
Income from bank-owned life insurance	44	45	1
Lending related fees	67	66	(1)
Commercial real estate related income	44	49	5
Securities gains (losses)	(2)	300	302
Other income (loss)	(5)	22	27
Total noninterest income	**$1,961**	**$2,423**	**$462**
Adjusted noninterest income[1]	**$1,963**	**$2,123**	**$160**

TRUIST

1 Excludes securities gains (losses) and selected items in the Quarterly Performance Summary

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Noninterest Expense & Efficiency

Noninterest Expense & Efficiency



$3,431
61.1%
54.6%
$3,878
66.1%
55.8%
1Q20
2Q20
Total noninterest expense ($ MM)
GAAP efficiency (%)
Adjusted efficiency (%)

Key Points

- Noninterest expense increased $447 million quarter over quarter, including:
  - $235 million loss on early debt extinguishment
  - $157 million increase in merger-related charges and operating expenses due to elevated professional services associated with integration projects as well as higher severance charges
  - $13 million increase in intangible amortization
- Excluding these items, noninterest expense increased $42 million primarily due to higher operating costs incurred in connection with COVID-19
  - 2Q20 results reflect an increase of $27 million related to teammate support and $25 million of net occupancy expense related to the pandemic
- Average FTEs declined 735 vs. 1Q20; closed 42 branches in non-overlapping markets

Noninterest Expense ($ MM)

	1Q20	2Q20	Linked Quarter Change
Personnel expense	$1,972	$2,008	$36
Net occupancy expense	221	243	22
Professional fees and outside processing	247	289	42
Software expense	210	216	6
Equipment expense	116	120	4
Marketing and customer development	84	56	(28)
Operating lease depreciation	71	77	6
Loan-related expense	62	56	(6)
Amortization of intangibles	165	178	13
Regulatory costs	29	30	1
Merger-related and restructuring charges	107	209	102
Loss (gain) on early extinguishment of debt	—	235	235
Other expense	147	161	14
Total noninterest expense	**$3,431**	**$3,878**	**$447**
Adjusted noninterest expense[1]	**$3,085**	**$3,127**	**$42**

TRUIST

1 Excludes merger-related charges, amortization of intangibles, loss on early extinguishment of debt and selected items in the Quarterly Performance Summary

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Asset Quality

Net Charge-offs and Provision



$893
$844
0.36%
0.39%
$272
$316
1Q20
2Q20
Net charge-offs ($ MM)
Provision
as % of avg. loans and leases

Nonperforming Assets



$1,177
0.23%
$1,252
0.25%
1Q20
2Q20
Nonperforming assets ($ MM)
as a % of total assets

Loss Absorbency



$8,750
2.71%
$5,211
1.63%
$8,779
2.76%
$5,702
1.81%
1Q20
2Q20
ALLL ($ MM)
ALLL + unamortized loan marks ($ MM)
ALLL as % of loans and leases
ALLL + unamortized loan marks as % of gross loans and leases[1]

Key Points

- Asset quality remains relatively stable, reflecting moderate deterioration in certain asset quality ratios and improvement in others
  - Annualized net charge-offs as a % of average loans and leases increased 3 bps to 0.39%
  - Nonperforming loans as a % of loans and leases increased 3 bps to 0.35%
  - Nonperforming assets as a % total assets increased 2 bps to 0.25%
  - Allowance coverage of annualized net charge-offs decreased to 4.49X
  - Allowance coverage of nonperforming loans and leases improved to 5.24X
- Asset quality ratios were tempered by mitigating impact of CARES Act relief
  - Clients have requested accommodations related to $21.2 billion of commercial loans, $13.8 billion of consumer loans and $211 million in credit card balances as of 6/30/20, representing 11.2% of the loan portfolio
    - Assessed impact of accommodations when establishing credit reserves and deferred interest
    - Included proactive grading changes to reflect current environment, resulting in an increase in watch list indicators
- Provision for credit losses totaled $844 million for the quarter; reflects $522 million reserve build

TRUIST

1 ALLL + unamortized loan marks as % of gross loans and leases is a non-GAAP measure. See non-GAAP reconciliations in the attached appendix.

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Selected Credit Exposures

A Highly Diversified Portfolio

as of 6/30/20	Outstandings ($ B)	% of Total Loans HFI
Hotels, Resorts & Cruise Lines*	7.7	2.4 %
Senior Care	6.0	1.9 %
Oil & Gas Portfolio	5.8	1.9 %
Acute Care Facilities	4.6	1.5 %
Restaurants	3.2	1.0 %
Sensitive Retail	2.8	0.9 %
Total	$ 30.1	9.6 %

Additional exposures (inclusive of above industries)

as of 6/30/20	Outstandings ($ B)	% of Total Loans HFI
Leveraged Lending	9.5	3.0 %
Small Secured Real Estate**	4.8	1.5 %

**Small CRE <=$2MM based on exposure

Key Points

- Comprehensive monitoring, reviews and client outreach focusing on COVID-19 impacted industries informs the risk grading process
- Loan balances for COVID-19 impacted industries rose 6% or $1.7 billion from prior quarter, ending 2Q20 at $30.1 billion
  - Excluding PPP loans, these balances rose 1% or $0.2 billion from the prior quarter
- Hotels, Resorts & Cruise Lines increased $1.1 billion, largely due to the inclusion of hotel REITs and real estate secured by hotels (categories not included previously)
- Energy-related outstandings were relatively flat quarter over quarter, reporting a $60 million decrease from 1Q20, ending at $5.8 billion
- Restaurant outstandings increased nearly $700 million, comprised mainly of full and limited service eateries
- Leveraged lending balances totaled $9.5 billion, reflecting a 10% decrease quarter over quarter
- Small CRE totaled $4.8 billion in outstandings; largest concentrations in retail, single family residential, office and multifamily (representing 27%, 21%, 18% and 11%, respectively)

Note: Industry exposures are based on systemic industry assignments (NAICS) at the borrower level
*Hotel exposures include REITs, real estate secured and Grandbridge

TRUIST

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Allowance for Credit Losses - CECL Key Points Allowance for Credit Losses ($ in MM) Highlights ▪ 2Q20 ACL of $6.1 billion or 1.95%; $522 million increase from 1Q20; excluding PPP loans, ACL was 2.02% $6,133 ▪ Reflects consideration of increased economic stress, sensitivity of impacted $5,611 $522 industries and proactive grading changes to reflect current environment • Results reflect detailed portfolio segment and/or individual borrower reviews to assess updated credit risk 1.95% Methodology / Assumptions 1.76% ▪ Estimation process included the use of multiple vended economic scenarios, including an assumed likelihood of worsening economic conditions ▪ Initial unemployment in double digits followed by continued sustained high single digit level of unemployment ▪ Extended recovery of GDP through the two-year reasonable and supportable forecast period ▪ Other considerations included: • Evaluation of multiple economic scenarios to inform economic imprecision adjustment 3/31/20 CECL 6/30/20 CECL • Assessments of government relief packages and payment accommodations on expected losses % of ACL to total LHFI • Adjustments to address model limitations arising from unprecedented economic conditions and forecasts 15

Stressed Loss Resiliency Well-Positioned for Future Credit Losses 2020 DFAST Results - Severely Adverse Scenario Stressed Loan Loss Loan Loss Rate Key Points Firm ($ B) (%) BAC $47.2 4.7% ▪ DFAST stressed loan losses estimated at $15.3 billion CFG $6.7 5.6% ▪ Loan loss rate of 5.1%, 60 bps better than peer average FITB $7.4 6.8% ▪ Significant loss absorbency represented by a JPM $64.4 6.6% combination of TFC’s ACL + unamortized loan marks KEY $5.1 5.3% • Totaling $9.2 billion in loss absorbency capacity, MTB $5.0 5.5% representing: PNC $12.1 5.1% ◦ 2.90% of end of period LHFI RF $5.3 6.3% ◦ 60% of 2020 DFAST severely adverse stress USB $17.1 5.8% losses WFC $47.4 4.9% Peer Average 5.7% TFC $15.3 5.1% Ranking 3 Source: FRB and Company Releases 16

Capital Position Capital Ratios Key Points ▪ Truist continued to build capital in 2Q20, with the CET1 ratio improving 0.4% to 9.7% at 6/30/20 (9.1% on a fully phased-in 13.9% basis) 12.7% ▪ Truist increased Tier 1 capital through the issuance of three 11.5% tranches of preferred stock during 2Q20, including $575 million of 10.5% Series O, $1 billion of Series P, and $1 billion of Series Q 9.7% 9.3% ▪ For 2Q20, our dividend and total payout ratios were 67.2% ▪ Truist Board expected to vote in July on a resolution to approve a 3Q20 common dividend of $0.45, consistent with the capital plan Truist submitted in connection with 2020 CCAR 1Q20 2Q20 Common equity Tier 1 Tier 1 Total Current quarter regulatory capital information is preliminary 17

Liquidity Position Category III Reduced LCR Key Points ▪ Liquidity ratios remain strong and include an average LCR of 116% for 2Q20 and a liquid asset buffer of 17.8% at 6/30/20 117% 116% ▪ Cash position remains strong with $35.8 billion cash reserves held at the FRB at 6/30/20 ▪ Access to secured funding sources remains robust with approximately $223 billion of cash, securities and secured borrowing capacity ▪ Holding company cash is sufficient to cover 21 months of contractual and expected outflows with no inflows 1Q20 2Q20 Truist Corporation ($ in B) Parent company cash $14.5 Months of stress capacity1 21 months Truist Bank ($ in B) FRB reserve balance $35.8 Investment portfolio (market value)2 77.8 Discount window capacity (none drawn) 53.7 FHLB capacity 55.7 Total $223.0 1 Stress capacity measures ability to cover contractual and expected outflows including dividends with no inflows 2 Includes $17.4 billion of encumbered securities 18

Digital Acceleration

Digital Commerce Growth



237K
264K
May-19 YTD
May-20 YTD

11% growth in digital sales

Active Mobile App Users



3.43MM
3.79MM
May-19
May-20

10% growth in active users

Mobile Check Deposit Activity



1,819K
1,480K
May-19
Sept-19
Jan-20
May-20

23% growth in transactions

Accounts With Paperless Adoption



8.30MM
7.88MM
May-19
Sept-19
Jan-20
May-20

5% growth in statement suppressions

Digital Accolades

"U, BB&T now Truist's mobile banking app, earned the number one ranking in the J.D. Power 2020 U.S. Banking Mobile App Satisfaction Study SM among national U.S. banks"



J.D. Power 2020 U.S. Banking Mobile App Satisfaction Study; among banks with more than $150B in deposits. Visit jdpower.com/awards and media.truist.com for information about BB&T, now Truist

"LightStream, the national online lending division of SunTrust now Truist, earned the number one ranking in the J.D. Power 2020 U.S. Consumer Lending Satisfaction Study SM among personal loan lenders"



For J.D. Power 2020 award information, visit jdpower.com/awards

Results reflect combined transactions and accounts from BB&T and SunTrust; clients using mobile app at both organizations were counted only once
Active client counts are where the client has logged in using the mobile app over the prior 90 days; digital commerce defined as products delivered through digital applications

TRUIST

19

Merger Update, Medium Term Targets & Cost Saves

Recent Accomplishments

- Branded Truist Insurance and Truist Foundation
- Introduced Advisor Desktop to heritage BB&T Financial Advisors
- Consolidated social media platform leveraging Truist.com

Upcoming Conversion Events (2H20 - 1H21)

- Institutional broker dealer
- Mortgage origination
- Wealth

Core Bank Conversion

- Reassessed timeline for core bank conversion in light of unforeseen impacts, including:
  - Strategic reallocation of resources for COVID-19 responses
  - Work-from-home transitions for Truist and offshore vendors
  - Critical vendor disruptions
- Now anticipate core bank conversion in 1H22 vs. 2H21 previously

Performance Targets

ROTCE	Adjusted Efficiency	CET1 Ratio
Low 20%	**Low 50%**	**10%** *(2020 target)*

Net Expense Savings - Run Rate[1]

4Q20 annualized	4Q21 annualized	4Q22 annualized
$640MM	**$1,040MM**	**$1,600MM**
40% of net cost saves	*65% of net cost saves*	*100% of net cost saves*

Key Points

- Committed to achieving run rate net cost saves of $1.6 billion by 4Q22
- Identified areas where cost savings can be accelerated, including personnel expense and vendor spend
- Anticipate achieving 40% of net cost saves in 2020 (reflecting 4Q20 annualized) as opposed to 30% previously communicated

TRUIST

1 Does not include changes in net pension costs for 4Q21 and 4Q22

20

Value Proposition Purpose-driven: Committed to inspire and build better lives and communities Growing earnings stream with less volatility relative to Exceptional franchise with diverse Uniquely positioned to deliver Strong capital and liquidity with resilient peers over the products, services, and markets best-in-class efficiency and returns risk profile enhanced by the merger long-term while investing in the future ▪ Sixth-largest commercial bank in the ▪ Continued confidence in achieving ▪ Prudent and disciplined risk and U.S. $1.6 billion of net cost savings financial management ▪ Strong market share in vibrant, fast- ▪ Highly complementary businesses ▪ Conservative risk culture; leading growing MSAs throughout the and expanded client base combine to credit metrics; among the highest- Southeast and Mid-Atlantic and a yield revenue synergies rated large banks growing national presence ▪ Returns and capital buoyed by ▪ Diversification benefits arising from ▪ Comprehensive business mix with purchase accounting accretion the merger distinct capabilities in traditional ▪ Meaningful investments in tech ▪ Stress test well banking, capital markets and insurance capabilities, teammates, marketing ▪ Strong capital and liquidity equate to ▪ Better together: “Best of breed” talent, and advertising flight to quality technology, strategy and processes ▪ Defensive balance sheet insulated by purchase accounting marks, combined with CECL credit reserves 21

Appendix

Consumer Banking & Wealth

Represents performance for Retail Community Banking, Wealth, Mortgage Banking, Dealer Retail Services and National Consumer Finance & Payments

		1Q20	2Q20
Income Statement ($ MM)	Net interest income	$2,250	$2,156
	Provision for credit losses	437	270
	Noninterest income	1,067	1,006
	Noninterest expense	1,988	1,969
	Pre-tax income	892	923
	Segment net income	682	705
Balance Sheet ($ B)	Average loans(1)	$139.9	$140.0
	Average deposits	203.3	218.0
Other Key Metrics	Mortgages serviced for others ($ B)(2)	$220.0	$209.1
	Branches	2,957	2,916
	ATMs	4,408	4,354

(1) Excludes loans held for sale
(2) Amount reported reflects end of period balance

Key Points

- Consumer Banking & Wealth continues to focus on integrating businesses to realize revenue and expense synergies while managing risk to navigate the current economic environment
- Noninterest income decreased $61MM, or 6% from 1Q20, driven by lower NSF and overdraft incident rates, lower transaction volumes and market devaluation impacting wealth fees, partially offset by higher mortgage income from strong residential mortgage refinance activity
- Noninterest expense decreased $19MM, or 1% from 1Q20, primarily driven by broad based declines in volume-related categories as a result of lower client activity in the quarter, partially offset by increased intangible amortization
- Average loans held for investment increased $0.1B from 1Q20, driven by mortgage warehouse lending, Sheffield and LightStream, offset by broad based declines in consumer and residential mortgage lending
- Average deposits increased $14.7B, or 7% from 1Q20, primarily driven by reduced consumer spending and stimulus payment inflows due to COVID-19

TRUIST

A-1

Corporate & Commercial Banking Represents performance for Commercial Community Banking, Corporate & Investment Banking and CIG – Real Estate 1Q20 2Q20 Key Points ▪ Corporate & Commercial Banking remains focused on realizing revenue Net interest income $1,335 $1,296 and expense synergies as businesses integrate, while adapting to client needs in the rapidly changing economic environment Provision for credit losses 399 533 ▪ Noninterest income increased $164MM, or 36% from 1Q20, primarily driven by higher trading income as markets stabilized compared to the prior quarter and strong investment banking fees Noninterest income 460 624 ▪ Noninterest expense decreased $3MM from 1Q20, primarily driven by lower personnel and marketing expenses, partially offset by increased Noninterest expense 887 884 operating lease depreciation and expenses related to the merger Income Statement ($ MM) ▪ Average loans held for investment increased $20.3B, or 13% from Pre-tax income 509 503 1Q20, driven by revolver usage late in the prior quarter coupled with PPP loan originations in the current quarter • Revolver draws steadily declined over the course of the quarter Segment net income 418 409 ▪ Average deposits increased $20.9B, or 18% from 1Q20, primarily driven (1) by inflows related to PPP loans and reduced spending from commercial Average loans $158.6 $178.9 clients ($ B) Average deposits 119.2 140.2 Balance Sheet (1) Excludes loans held for sale A-2

Insurance Holdings

Represents performance for Retail and Wholesale Insurance businesses and Premium Finance

		2Q19	2Q20
Income Statement ($ MM)	Net interest income	$25	$23
	Noninterest income	570	598
	Total revenue	595	621
	Provision for credit losses	2	6
	Noninterest expense	444	449
	Pre-tax income	149	166
	Segment net income	111	125
Performance ($ MM)	Y-o-Y organic revenue growth	11.6%	2.1%
	Net acquired revenue	$34	$4
	Performance based commissions	14	15
	Adjusted EBITDA[(1)]	171	188
	Adjusted EBITDA margin[(1)]	28.8%	30.2%

Key Points

- Reported record quarterly revenue and earnings in 2Q20
- 2Q20 organic growth driven by continued P&C price increases and better than anticipated exposure units
- 2Q20 new business down 4% due to COVID-related impacts
- Margin expansion driven by prudent expense control
- Rebranded Truist Insurance Holdings in June and launched truistinsurance.com
- McGriff Insurance Services, Inc., and McGriff, Seibels & Williams, Inc., rebranded to McGriff in May

(1) EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. See non-GAAP reconciliations included in the attached Appendix.

TRUIST

A-3

Allowance and Fair Value Marks Information ($ MM) Loans and Leases RUFC Total Allowance - End of period $ 5,702 $ 431 $ 6,133 Unamortized fair value mark(1) 3,077 — 3,077 Allowance plus unamortized fair value mark $ 8,779 $ 431 $ 9,210 Loans and leases held for investment $ 314,825 $ — $ 314,825 Unamortized fair value mark(1) 3,077 — 3,077 Gross loans and leases $ 317,902 $ — $ 317,902 ALLL and ACL as a percentage of loans and leases - GAAP 1.81% 1.95 % ALLL and ACL and unamortized fair value mark as a percentage of gross loans and leases - adjusted (1)(2) 2.76 2.90 (1) Unamortized fair value mark includes credit, interest rate and liquidity components. (2) Allowance for loan and lease losses and unamortized fair value mark, and allowance for credit losses and unamortized fair value mark, as a percentage of gross loans and leases are non-GAAP measurements of credit reserves that are calculated by adjusting the ALLL or ACL, and loans and leases held for investment by the unamortized fair value mark. Truist's management uses these measures to assess loss absorption capacity. A-4

Purchase Accounting Summary[1]

($ MM)

	June 30, 2020	March 31, 2020
Loans and Leases[2]		
Beginning balance unamortized fair value mark	$ (3,539)	$ (4,564)
Accretion	440	454
CECL adoption - reserves on PCD assets	—	378
Purchase accounting adjustments and other activity	22	193
Ending balance	$ (3,077)	$ (3,539)
Core deposit and other intangible assets		
Beginning balance	$ 3,168	$ 3,142
Amortization	(178)	(165)
Amortization in net occupancy expense	(6)	(5)
Purchase accounting adjustments and other activity	32	196
Ending balance	$ 3,016	$ 3,168
Deposits[3]		
Beginning balance unamortized fair value mark	$ (54)	$ (76)
Amortization	17	22
Ending balance	$ (37)	$ (54)
Long-Term Debt[3]		
Beginning balance unamortized fair value mark	$ (285)	$ (312)
Amortization	23	27
Ending balance	$ (262)	$ (285)

(1) Includes the merger with SunTrust, as well as other acquisitions. This summary includes only selected information and does not represent all purchase accounting adjustments.
(2) Purchase accounting marks on loans and leases includes credit, interest and liquidity components, and are generally recognized using the level-yield method over the remaining life of the individual loans or recognized in full in the event of prepayment.
(3) Purchase accounting marks on liabilities represents interest rate marks on time deposits and long-term debt and are recognized using the level-yield method over the term of the liability.

TRUIST

A-5

2020 Preferred Stock Projected Dividends Projected 2020 Dividends Truist Preferred Outstandings ($ MM) 3Q20 4Q20 1Q21 Series F $450.0 $5.9 $5.9 $5.9 Series G $500.0 6.5 6.5 6.5 Series H $465.0 6.5 6.5 6.5 Series I $172.5 Greater of 3ML+0.53% or 4% Greater of 3ML+0.53% or 4% Greater of 3ML+0.53% or 4% Series J $101.5 Greater of 3ML+0.645% or 4% Greater of 3ML+0.645% or 4% Greater of 3ML+0.645% or 4% Series L $750.0 — 18.9 — Series M $500.0 — 12.8 — Series N $1,700.0 40.8 — 40.8 Series O $575.0 7.9 7.5 7.5 Series P $1,000.0 — 24.8 — Series Q $1,000.0 — — 25.5 Q catch-up 1Q21 only n/a n/a +10.2 catch-up Estimated dividends based on current interest rates and amounts outstanding ($ MM) $70.4 $85.7 $105.7 3ML = 3-month LIBOR. Estimates assume an average LIBOR rate of 0.24% for 3Q20-2Q21. Actual 3ML could vary significantly causing dividend payments to differ from the estimates shown above. A-6

Non-GAAP Reconciliations

Non-GAAP Reconciliations

Diluted EPS

($ MM, except per share data, shares in thousands)

	Quarter Ended				
	June 30 2020	March 31 2020	Dec. 31 2019	Sept. 30 2019	June 30 2019
Net income available to common shareholders - GAAP	$902	$986	$702	$735	$842
Merger-related and restructuring charges	160	82	176	26	19
Securities gains (losses)	(230)	2	90	—	—
Loss on extinguishment of debt	180	—	—	—	—
Incremental operating expenses related to the merger	99	57	79	40	7
Corporate advance write off	—	—	1	—	—
Gain (loss) on loan portfolio sale	—	—	17	(3)	—
Redemption of preferred shares	—	—	—	46	—
Allowance release related to loan portfolio sale	—	—	(19)	(12)	—
Net income available to common shareholders - adjusted	$1,111	$1,127	$1,046	$832	$868
Weighted average shares outstanding - diluted	1,355,834	1,357,545	934,718	775,791	774,603
Diluted EPS - GAAP	**$0.67**	**$0.73**	**$0.75**	**$0.95**	**$1.09**
Diluted EPS - adjusted[(1)]	**$0.82**	**$0.83**	**$1.12**	**$1.07**	**$1.12**

(1) The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

TRUIST

A-8

Non-GAAP Reconciliations

Efficiency Ratio

($ MM)

	Quarter Ended				
	June 30 2020	March 31 2020	Dec. 31 2019	Sept. 30 2019	June 30 2019
Efficiency ratio numerator - noninterest expense - GAAP	$ 3,878	$ 3,431	$ 2,575	$ 1,840	$ 1,751
Merger-related and restructuring charges, net	(209)	(107)	(223)	(34)	(23)
Gain (loss) on early extinguishment of debt	(235)	—	—	—	—
Incremental operating expense related to the merger	(129)	(74)	(101)	(52)	(9)
Amortization	(178)	(165)	(71)	(29)	(32)
Corporate advance write off	—	—	(2)	—	—
Efficiency ratio numerator - adjusted	$ 3,127	$ 3,085	$ 2,178	$ 1,725	$ 1,687
Efficiency ratio denominator - revenue[(1)] - GAAP	$ 5,871	$ 5,611	$ 3,625	$ 3,003	$ 3,042
Taxable equivalent adjustment	31	37	25	23	24
Securities (gains) losses, net	(300)	2	116	—	—
Gain (loss) on loan portfolio sale	—	—	22	(4)	—
Efficiency ratio denominator - adjusted	$ 5,602	$ 5,650	$ 3,788	$ 3,022	$ 3,066
Efficiency ratio - GAAP	**66.1 %**	**61.1 %**	**71.0 %**	**61.3 %**	**57.6 %**
Efficiency ratio - adjusted[(2)]	**55.8**	**54.6**	**57.5**	**57.1**	**55.1**

(1) Revenue is defined as net interest income plus noninterest income.
(2) The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

TRUIST

A-9

Non-GAAP Reconciliations

Calculations of tangible common equity and related measures

($ MM, except per share data, shares in thousands)

	As of / Quarter Ended				
	June 30 2020	March 31 2020	Dec. 31 2019	Sept. 30 2019	June 30 2019
Common shareholders' equity	$ 61,634	$ 61,295	$ 61,282	$ 29,177	$ 28,650
Less: Intangible assets, net of deferred taxes	26,083	26,263	26,482	10,281	10,317
Tangible common shareholders' equity[(1)]	$ 35,551	$ 35,032	$ 34,800	$ 18,896	$ 18,333
Outstanding shares at end of period	1,347,609	1,347,461	1,342,166	766,303	766,010
Common shareholders' equity per common share	**$ 45.74**	**$ 45.49**	**$ 45.66**	**$ 38.07**	**$ 37.40**
Tangible common shareholders' equity per common share[(1)]	**26.38**	**26.00**	**25.93**	**24.66**	**23.93**
Net income available to common shareholders	$ 902	$ 986	$ 702	$ 735	$ 842
Plus amortization of intangibles, net of tax	137	126	57	22	24
Tangible net income available to common shareholders[(1)]	$ 1,039	$ 1,112	$ 759	$ 757	$ 866
Average common shareholders' equity	$ 61,484	$ 60,224	$ 38,031	$ 29,040	$ 28,188
Less: Average intangible assets, net of deferred taxes	26,161	26,429	14,760	10,298	10,326
Average tangible common shareholders' equity[(1)]	$ 35,323	$ 33,795	$ 23,271	$ 18,742	$ 17,862
Return on average common shareholders' equity	**5.90 %**	**6.58 %**	**7.33 %**	**10.04 %**	**11.98 %**
Return on average tangible common shareholders' equity[(1)]	**11.83**	**13.23**	**12.91**	**16.03**	**19.45**

(1) Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk. These measures are not necessarily comparable to similar measures that may be presented by other companies.

TRUIST

A-10

Non-GAAP Reconciliations Performance Ratios ($ MM) Quarter Ended June 30, 2020 Return on Average Return on Average Return on Average Common Tangible Common Assets Shareholders’ Equity Shareholders’ Equity(2) Net income - GAAP $ 958 Net income available to common shareholders - GAAP $ 902 $ 902 Merger-related and restructuring charges 160 160 160 Securities gains (losses) (230) (230) (230) Loss on extinguishment of debt 180 180 180 Incremental operating expenses related to the merger 99 99 99 Amortization 137 Numerator - adjusted(1) $ 1,167 $ 1,111 $ 1,248 Average assets $ 514,720 Average common shareholders' equity $ 61,484 $ 61,484 Plus: Estimated impact of adjustments on denominator — 105 105 Less: Average intangible assets, net of deferred taxes 26,161 Denominator - adjusted(1) $ 514,720 $ 61,589 $ 35,428 Reported ratio 0.75% 5.90% 11.83 % Adjusted ratio 0.91 7.26 14.17 (1) Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk. These measures are not necessarily comparable to similar measures that may be presented by other companies. (2) Tangible common equity is a non-GAAP measure. The reconciliation for this measure is on page A-10. A-11

Non-GAAP Reconciliations

Operating Leverage[1]

($ MM)

	Quarter Ended			% Growth 2Q20 vs.	
	June 30 2020	March 31 2020	June 30 2019	1Q20	2Q19
				(annualized)	
Revenue[2] - GAAP	$ 5,871	$ 5,611	$ 3,042	18.7 %	93.3 %
Taxable equivalent adjustment	31	37	24		
Securities (gains) losses, net	(300)	2	—		
Revenue[2] - adjusted	$ 5,602	$ 5,650	$ 3,066	(3.4)%	87.9 %
Noninterest expense - GAAP	$ 3,878	$ 3,431	$ 1,751	52.6 %	107.6 %
Merger-related and restructuring charges, net	(209)	(107)	(23)		
Gain (loss) on early extinguishment of debt	(235)	—	—		
Incremental operating expense related to the merger	(129)	(74)	(9)		
Amortization	(178)	(165)	(32)		
Noninterest expense - adjusted	$ 3,127	$ 3,085	$ 1,687	5.7 %	85.8 %
Operating leverage - GAAP				**(33.9)%**	**(14.3)%**
Operating leverage - adjusted[3]				**(9.1)%**	**2.1 %**

(1) Operating leverage is defined as percentage growth in revenue growth less percentage growth in noninterest expense.
(2) Revenue is defined as net interest income plus noninterest income.
(3) The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. These measures are not necessarily comparable to similar measures that may be presented by other companies.

TRUIST

A-12

Non-GAAP Reconciliations

Core NIM

($ MM)

	Quarter Ended June 30 2020	Quarter Ended March 31 2020
Net interest income - GAAP	$ 3,448	$ 3,650
Taxable-equivalent adjustment	31	37
Net interest income - taxable-equivalent	3,479	3,687
Accretion of mark, net of interest reversals - PCI loans	NA	NA
Accretion of mark on acquired loans	(440)	(454)
Accretion of mark on acquired liabilities	(40)	(49)
Accretion of mark on securities acquired from FDIC	(3)	(3)
Net interest income - core[(1)]	$ 2,996	$ 3,181
Average earning assets - GAAP	$ 446,825	$ 413,533
Average balance - mark on acquired loans	3,297	3,759
Average balance - mark on securities acquired from FDIC	300	336
Average earning assets - core[(1)]	$ 450,422	$ 417,628
Annualized net interest margin:		
Reported - taxable-equivalent	**3.13 %**	**3.58 %**
Core[(1)]	**2.67**	**3.06**

(1) Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets. These measures are not necessarily comparable to similar measures that may be presented by other companies.

TRUIST

A-13

Non-GAAP Reconciliations Insurance Holdings Adjusted EBITDA ($ MM) June 30 June 30 2020 2019 Segment net interest income $ 23 $ 25 Noninterest income 598 570 Total revenue $ 621 $ 595 Segment net income (loss) - GAAP $ 125 $ 111 Provision (benefit) for income taxes 41 38 Depreciation & amortization 21 20 EBITDA 187 169 Merger-related and restructuring charges, net 1 2 Adjusted EBITDA(1) $ 188 $ 171 Adjusted EBITDA(1) margin 30.2% 28.8% (1) EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. A-14

Non-GAAP Reconciliations Allowance with Fair Value Marks ($ MM) As of/For the Quarter Ended June 30 March 31 December 31 2020 2020 2019 ALLL $ 5,702 $ 5,211 $ 1,549 Unamortized fair value mark (1) 3,077 3,539 4,564 Allowance plus unamortized fair value mark $ 8,779 $ 8,750 $ 6,113 Loans and leases held for investment $ 314,825 $ 319,229 299,842 Unamortized fair value mark (1) 3,077 3,539 4,564 Gross loans and leases $ 317,902 $ 322,768 $ 304,406 Allowance for loan and lease losses as a percentage of loans and leases - GAAP 1.81% 1.63% 0.52 % Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases - Adjusted (1) (2) 2.76% 2.71% 2.01% (1) Unamortized fair value mark includes credit, interest rate and liquidity components. (2) Allowance for loan and lease losses and unamortized fair value mark, and allowance for credit losses and unamortized fair value mark, as a percentage of gross loans and leases are non-GAAP measurements of credit reserves that are calculated by adjusting the ALLL or ACL, and loans and leases held for investment by the unamortized fair value mark. Truist's management uses these measures to assess loss absorption capacity. A-15

To inspire and build better lives and communities